EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ADP ANNOUNCES RECORD DATE FOR SPIN-OFF OF CDK GLOBAL SHARES

Record and Distribution Dates Announced in Anticipation of Dealer Services Spin-off into CDK Global

ROSELAND, New Jersey, September 12, 2014 – ADP® (Nasdaq: ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced that its board of directors has established a record date for the spin-off of its Dealer Services business unit, recently named CDK Global.

ADP anticipates that the two companies will be separated through a distribution of CDK Global shares after the market close on September 30, 2014 to ADP shareholders of record after the market close on September 24, 2014.  No action or payment is required by ADP shareholders to receive the common stock of CDK Global in the distribution.  Shareholders who hold ADP common stock on the record date will receive a book-entry account statement reflecting their ownership of CDK Global common stock, or their brokerage account will be credited for the shares.  The share distribution ratio for the spin is expected to be announced early next week.

For U.S. federal income tax purposes, ADP’s U.S. shareholders (other than those subject to special rules) generally should not recognize gain or loss as a result of the distribution of CDK Global shares, except with respect to any cash received in lieu of fractional shares.  ADP shareholders are urged to consult with a tax advisor with respect to the tax consequences of the CDK Global spin-off.

ADP expects that CDK Global common stock will begin “when-issued” trading on September 22, 2014 in the public market on the NASDAQ under the symbol “CDKVV” and will continue through the distribution date.  ADP also anticipates that “regular way” trading of CDK Global will commence on the first trading day following the distribution date, October 1, 2014, under the symbol “CDK”.

Beginning on September 22, 2014, and through the distribution date, it is expected that there will be two ways to trade ADP common stock - either with or without the right to receive shares of CDK Global common stock.  Shareholders who sell their shares of ADP common stock in normal trading on the NASDAQ under the symbol “ADP” after the record date and on or prior to the distribution date will be selling their right to receive shares of CDK Global in connection with the distribution.  It is anticipated that shares of ADP common stock will also trade without the right to receive the CDK Global distribution during that period under the symbol “ADPVV”.  Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling ADP common stock on or before the distribution date.

The planned spin-off of Dealer Services into CDK Global will allow both ADP and CDK Global the opportunity to focus on their respective industries.  ADP will remain focused on enhancing its position as a leading global provider of HCM solutions, while CDK Global will be focused on providing leading global technology solutions dedicated to helping dealerships and manufacturers drive measurable results.

About ADP
With more than $12 billion in revenues and 65 years of experience, ADP® (Nasdaq: ADP) serves approximately 637,000 clients in more than 125 countries.  As one of the world's largest providers of business outsourcing and Human Capital Management solutions, ADP offers a wide range of human resource, payroll, talent management, tax and benefits administration solutions from a single source, and helps clients comply with regulatory and legislative changes, such as the Affordable Care Act (ACA).  ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world.  For more information about ADP, visit the company's Web site at www.ADP.com.

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures.  In addition, the proposed spin-off of the Dealer Services business is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off, significant transaction costs and risks from changes in results of operations of our reportable segments.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 should be considered in evaluating any forward-looking statements contained herein.

Source: Automatic Data Processing, Inc.

Investor Relations Contact:
Sara Grilliot
973.974.7834
sara.grilliot@ADP.com

Media Contact:
Michael Schneider
973.567.1775
michael.schneider@ADP.com